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                                                             Exhibit 24(h)(1)(a)


                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201

August 20, 1998

BISYS Fund Services Limited Partnership
3435 Stelzer Road
Columbus, Ohio 43219
Attention   :  J. David Huber

        Re  :  The Kent Funds (the "Trust")

Dear Mr. Huber:

     The Trust hereby requests, pursuant to the Administration Agreement dated August 5, 1996 ("Agreement") between BISYS Fund Services Limited Partnership ("BISYS LP") and the Trust, that BISYS LP perform for the following newly created portfolio of the Trust the services described in the Agreement. The compensation to be paid to by such portfolio to BISYS LP for its services is the portfolio's pro rata share of the amount set forth below, subject to the annual minimum fee for such portfolio that is set forth below:


             PORTFOLIO                             COMPENSATION - ANNUAL FEE AS A
                                        PERCENTAGE OF THE TRUST'S AVERAGE DAILY NET ASSETS

The Kent Large Company Growth Fund      .185% of the Trust's average daily net
                                        asset up to $5 billion; .165% of the
                                        Trust's average daily net assets in
                                        excess of $5 billion up to $7.5 billion;
                                        .135% of the Trust's average daily net
                                        assets in excess of $7.5 billion;
                                        subject to an annual minimum fee for
                                        such portfolio of $45,000.


     Please acknowledge your consent to the above by signing and returning this letter to the Trust.


                                        Very truly yours,

                                        THE KENT FUNDS


                                        By: /s/ Walter B. Grimm
                                           ------------------------------
                                        Title: Chairman and Vice President

Agreed to and Accepted:


BISYS FUND SERVICES LIMITED PARTNERSHIP


By: BISYS Fund Services, Inc.
    General Partner

By: /s/ William J. Tomko
    -------------------------------
Title: Senior Vice President